Exhibit 99.1

Media Contacts:
Winnie Lerner
Jessica Liddell
Abernathy MacGregor
212/371-5999

Motient Announces Results of Rights Offering

Lincolnshire, IL – September 15, 2006 – Motient Corporation (MNCP), announced today the successful completion of the rights offering the Company launched on August 8, 2006. The Company announced that it sold 2,164,621 shares of its common stock at the $8.57 per share offering price in the rights offering. The rights offering was open to the Company’s stockholders of record as of December 17, 2004 who had not participated in the Company’s private placement of common stock in November 2004. Each eligible record holder received a right to purchase 0.103 shares of Motient common stock for each share of common stock held on the record date.

The total proceeds to Motient from the rights offering were $18.6 million. The Company will use the proceeds for working capital and general corporate purposes. Following the consummation of the rights offering, 65,380,313 shares of the Company’s common stock were issued and outstanding.

The offer and sale by Motient of the shares of common stock in the rights offering were registered under the Securities Act of 1933, as amended.

About Motient Corporation:

Motient is the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company's website at www.motient.com.

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